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                                                                    EXHIBIT 11.1

                              MICRO WAREHOUSE, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                        FOR THE YEARS ENDED DECEMBER 31,
                      (in thousands, except per share data)

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
                                                    1998       1997       1996       1995       1994
                                                   -------   --------    -------   --------    -------
Net income (loss)
Income (loss) before extraordinary charge          $30,178   ($36,681)   $16,882    $35,244    $24,556
Extraordinary charge, net of taxes                    --         --        1,584       --         --
Net income (loss)                                  $30,178   ($36,681)   $15,298    $35,244    $24,556
                                                   =======   ========    =======   ========    =======
Shares
Weighted average common shares outstanding          34,803     34,475     34,310     32,940     29,847
Common equivalent shares                               546       --          483        665        713
Weighted average common shares and common
    Equivalent shares outstanding - Diluted         35,349     34,475     34,793     33,605     30,560
                                                   =======   ========    =======   ========    =======
Per share - Diluted
Income (loss) before extraordinary charge          $  0.85   ($  1.06)   $  0.49    $  1.05    $  0.80
Extraordinary charge, net of taxes                    --         --         0.05       --         --
Net income (loss)                                  $  0.85   ($  1.06)   $  0.44    $  1.05    $  0.80
                                                   =======   ========    =======   ========    =======
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